EXHIBIT 5.1


                                February 27, 1998

MasTec, Inc.
3155 N.W. 77th Avenue
Miami, Florida 33122-1205

         RE:      REGISTRATION STATEMENT ON FORM S-8 OF MASTEC, INC.

Dear Sir or Madam:

         I am Senior Vice President and General Counsel to MasTec, Inc., a Delaware corporation (the "Company"). I have reviewed the referenced registration statement relating to the 200,000 shares (the "Shares") of the Company's common stock, par value $.10 per share, issuable upon the exercise of options granted under each of the Arthur B. Laffer Special Option Plan, the Ubiratan Simoes Rezende Special Option Plan, the James W. Wilde Special Option Plan, the Wayne M. Wilde Special Option Plan, the Daniel B. Wilde Special Option Plan, the Virgil Wilde Special Option Plan, and the Travis Wilde Special Option Plan. It is my opinion that the Shares have been duly and validly authorized and, when issued, delivered and paid for, will be validly issued, fully paid and nonassessable.

         I consent to the use of this opinion in the referenced registration statement.

                                                        Sincerely,

                                                        /s/ JOSE M. SERIEGO
                                                        ---------------------
                                                        Senior Vice President
                                                        and General Counsel